Exhibit 99.1

ACADIA REALTY TRUST REPORTS SECOND QUARTER 2016 OPERATING RESULTS

RYE, NY (July 26, 2016) - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today reported operating results for the quarter ended June 30, 2016. All per share amounts, below, are on a fully-diluted basis.

Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Highlights

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Earnings: Generated earnings per share (“EPS”) of $0.24 for the second quarter; generated funds from operations (“FFO”) per share of $0.37 for the second quarter, and FFO of $0.38 per share before acquisition costs

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Core Portfolio Operating Results: Consistent with expectations, the Company generated same-property net operating income growth of 2.3%; maintaining guidance for full-year same-property NOI growth of 3.0% to 4.0%; maintained a leased rate of 96.6% as of quarter end

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Core Portfolio Acquisitions: During 2016, acquired, or entered into contracts to acquire, $479.9 million of urban/street-retail properties within key U.S. gateway cities; this includes $189.3 million of closed Core acquisitions year to date, of which $73.9 million closed during the second quarter 2016; increased guidance to $500-$600 million of Core acquisitions

•	Structured Finance Investment: Completed an incremental investment of approximately $110.0 million in a first mortgage position on our Brandywine Portfolio during second quarter 2016

•	Fund Dispositions: During 2016, completed $153.8 million of Fund III dispositions, generating a blended 42.3% IRR and 3.4x equity multiple; this includes $46.5 million sold during second quarter 2016

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Fund III Promote: During 2016, generated $7.0 million ($0.09 per share) of net promote income for the Company from Fund III asset sales, including $2.2 million ($0.03 per share) generated during second quarter 2016

•	Fund Acquisitions: During 2016, Fund IV acquired, or entered into contracts to acquire, $64.4 million of opportunistic and value-add investments

•	Fund V: Successfully launched the formation of Fund V, which is expected to be of similar size, and have similar terms, to Fund IV; Fund V’s investment period is expected to begin on August 10th

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Balance Sheet: Maintained conservative leverage levels during 2016, by matchfunding acquisitions, raising $296.0 million of net equity proceeds, in the aggregate, through operating partnership unit (“OP unit”) issuance, the Company’s at-the-market (“ATM”) facility, and a public offering on a forward basis

“We are pleased to announce another strong quarter, on track with our expectations for the year and consistent with our outlook toward sustained, long term growth driven by all of the key components of our business,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “We continue to benefit from the high quality of our street, urban and suburban retail real estate in our core portfolio, and from its concentration in important gateway markets. We remain active but disciplined in our expansion of this portfolio, focusing on properties with the right balance of downside protection and long term growth potential. In our fund platform, we continued to monetize profitable investments made in prior years while also making new, opportunistic and value-add investments. With the launch of our Fund V, we are well-positioned to capitalize on a variety of investment opportunities as we respond to fluctuations in the broader markets.”

Financial Results

Net income for the quarter ended June 30, 2016 was $17.9 million, or $0.24 per share. This included $4.1 million, or $0.06 per share, of gain from a Fund property disposition. Net income for the quarter ended June 30, 2015 was $26.5 million, or $0.38 per share, which included a gain of $9.4 million, or $0.13 per share, resulting from the sale of air rights at Fund II’s City Point development project.

Net income for the six months ended June 30, 2016 was $46.8 million, or $0.64 per share, which included $19.3 million, or $0.27 per share, of gain from two Fund property dispositions. Net income for the six months ended June 30, 2015 was $43.0 million, or $0.62 per share, which included $20.6 million, or $0.29 per share, of gain from Fund property dispositions, including the sale of air rights discussed above.

FFO for the quarter ended June 30, 2016 was $29.2 million, or $0.37 per share, and was net of $0.7 million, or $0.01 per share, of acquisition costs. This compares to FFO for the quarter ended June 30, 2015 of $34.9 million, or $0.48 per share.

FFO for the six months ended June 30, 2016 was $60.3 million, or $0.78 per share, net of $0.9 million, or $0.01 per share, of acquisition costs. FFO for the six months ended June 30, 2015 was $57.9 million, or $0.80 per share, net of $1.3 million, or $0.02 per share, of acquisition costs.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to FFO and net income.

CORE PORTFOLIO

•	Differentiated Core Portfolio Continues To Deliver Solid Operating Results

•	Acquired, Or Entered Into Contracts To Acquire, $479.9 Million Of Urban/Street-Retail Properties Within Key U.S. Gateway Cities

Core Operating Results

Consistent with expectations, same-property NOI in the Core Portfolio increased 2.3% for the quarter ended June 30, 2016, compared to 2015 and excluding redevelopment activities. On a year-to-date basis, same-property NOI increased 3.0%, compared to 2015. The Company reaffirmed its previously-announced guidance for full-year same-property NOI growth of 3.0% to 4.0%.

The Core Portfolio was 96.4% occupied and 96.6% leased as of June 30, 2016, compared to 96.3% occupied and 96.6% leased as of March 31, 2016. The leased rate includes space that is leased but not yet occupied.

During the quarter, the Company generated a 17.0% increase in average rents on a GAAP basis, and a 9.4% increase on a cash basis, on 21 new and renewal leases aggregating 194,000 square feet.

Core Acquisitions

Year to date, the Company has acquired, or has entered into contracts to acquire, $479.9 million of Core Portfolio properties. This compares to the Company’s original full-year 2016 Core Portfolio acquisition guidance range of $200 to $400 million. The Company currently expects to acquire $500 to $600 million for 2016.

Year to date, the Company has completed $189.3 million of Core Portfolio acquisitions, including $73.9 million completed during second quarter 2016 as follows:

Georgetown Portfolio, Georgetown, Washington, DC. As previously reported, in June 2016, the Company acquired a 20% interest in an approximately 300,000-square foot street-retail portfolio - including 16 properties in Washington DC’s Georgetown neighborhood and one property in Alexandria, VA - for $67.6 million. The M St retail corridor - where the Company, through its Core Portfolio, now has an ownership interest in 23 properties - is Washington DC’s premier shopping destination, drawing local residents, college students, and tourists alike. Retailers within the newly-acquired portfolio include Brooks Brothers, The North Face, lululemon, Bonobos, and Rent the Runway. In connection with this transaction, the Company assumed $20.0 million of its prorated share of existing portfolio debt.

165 Newbury St, Boston, MA. As previously reported, in May 2016, the Company acquired a 1,050-square foot retail condominium located at 165 Newbury St for $6.3 million. Newbury St is Boston’s heavily-trafficked shopping corridor, home to an eclectic mix of boutiques, restaurants, and salons. Situated between Dartmouth and Exeter Streets, the property is fully occupied by Starbucks, whose long-term lease delivers solid contractual rent growth of 3% annually. Neighboring retailers include Intermix, Bluemercury, Longchamp, and COS.

The Company currently has $290.6 million of previously-announced Core Portfolio acquisitions under contract:

Smithfield Portfolio, Chicago, IL. As previously reported, during second quarter 2016, the Company entered into a contract to acquire a 188,000-square foot, five-property retail portfolio located in Chicago for $150.0 million. In connection with this acquisition, the Company expects to assume $59.7 million of in-place mortgage debt with various lenders. The Company expects to complete the acquisition of these properties in phases prior to year-end 2016. Two of the properties are located on State St, in the Loop, and one is on W North Ave, in Lincoln Park; together, these three properties account for approximately 90% of the portfolio’s total gross asset value:

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State & Washington Shops, the Loop - a 79,000-square foot retail condominium, fully leased to Walgreens, Nordstrom Rack, and H&M. The property draws its shopper from the central business district’s sizeable office, tourist, and residential populations. Neighboring retailers include Target, Saks Off Fifth, T.J.Maxx, Urban Outfitters, and Zara. Not only does this property provide long-term stability, due to its solid tenancy and strong sales volumes, but also it provides opportunities for long-term growth as its below-market leases expire.

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151 N State St, the Loop - a 27,000-square foot flagship Walgreens, featuring a variety of state-of-the-art amenities and premium features, including a sushi bar, an expansive fine-wine selection, and a full beauty department with on-site beauty advisors.

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North & Kingsbury Center, Lincoln Park - a 46,000-square foot, 100%-leased shopping center, anchored by Old Navy and Blick Art Materials. This highly-visible corner property features on-grade parking and benefits from its position adjacent to a 75,000-square foot, flagship Whole Foods Market. Neighboring retailers also include Forever 21 (Company owned), Apple, Nordstrom Rack, Gap, Banana Republic, and West Elm. Tenants at the center have rents that are well below market, which will provide significant upside over the long-term holding period.

555 9th St, San Francisco, CA. As previously reported, during second quarter 2016, the Company entered into a contract to acquire a fully-leased, 149,000-square foot, urban shopping center, located in San Francisco’s South of Market (SoMa) neighborhood, for $140.6 million. The property’s three anchors - Trader Joe’s, Nordstrom Rack, and Bed Bath & Beyond - have all operated at the shopping center for a minimum of 15 years. Due to strong market rent growth - driven by continued population growth (more than 300,000 people within two miles) and high barriers to entry, particularly for national retailers - several leases are now below market, providing long-term opportunities to harvest value as these leases expire. This is the Company’s second Core Portfolio acquisition in San Francisco. In connection with this transaction, the Company expects to assume $60.0 million of existing mortgage debt.

No assurance can be given that the Company will successfully close on acquisitions under contract, which are subject to customary closing conditions and, in certain instances, lender approval of the assumption of existing mortgage debt.

Structured Finance Investment

Brandywine Portfolio. During May 2016, the Company invested $108.9 million in a first mortgage loan. This new loan was combined with an existing $44.5 million mezzanine investment for a combined $153.4 million first mortgage loan. The loan earns interest of 8.1%, matures on April 30, 2019 and is collateralized by the 78% unaffiliated ownership interests in the Brandywine Portfolio (the Company owns the remaining 22%). The loan was made in conjunction with the Brandywine Portfolio’s repayment of the $140.0 million fixed-rate debt obligation.

FUND PLATFORM

•	Continued The Profitable Monetization Of Fund III, With $153.8 Million Of Assets Sold During 2016; These Profitable Asset Sales Generated Approximately $7.0 Million Of Net Promote Income

•	Successfully Launched The Formation Of Fund V, Which Will Be Of Similar Size, And Have Similar Terms, To Fund IV

Fund Dispositions

Year to date, the Company has completed $153.8 million of dispositions within Fund III, including $46.5 million completed during second quarter 2016 as follows:

Heritage Shops at Millennium Park, the Loop, Chicago, IL. As previously reported, in April 2016, the Company completed the sale of Heritage Shops at Millennium Park in Chicago, IL for $46.5 million, compared to an all-in cost basis of $33.0 million. During its 5.1-year hold period, Fund III generated a 33.7% IRR and 3.0x multiple on its equity investment in this high-yielding property, with approximately 45% of the profit resulting from property operations.

To date, Fund III has made $509.8 million of distributions to its investors, net of promote payments to the Company, resulting in a 1.32x multiple on invested capital.

Fund Promote

Year to date, the Company has generated $7.0 million ($0.09 per share) of net promote income from Fund III, including $2.2 million ($0.03 per share) generated during second quarter 2016 from the sale of Heritage Shops at Millennium Park. This compares to the Company’s full-year 2016 net promote income guidance of $9.0 to $11.0 million ($0.12 to $0.14 per share).

Fund Acquisitions

Year to date, the Company, on behalf of Fund IV, has acquired, or has entered into contracts to acquire $64.4 million of opportunistic and value-add investments.

Year to date, the Company, on behalf of Fund IV, has completed $27.8 million of investments, all of which were completed during first quarter 2016.

The Company, on behalf of Fund IV, currently has an acquisition pipeline of $36.6 million under contract.

Fund V

The Company has successfully launched the formation of Fund V, which is expected to be of similar size, and have similar terms, to Fund IV; with leverage, this will provide the fund with up to $1.5 billion of buying power. The Company will co-invest a minimum of 20% of the total capital raised and expects to complete the final closing during third quarter 2016. Fund V’s investment period is expected to begin on August 10th.

BALANCE SHEET

•	Maintained Conservative Leverage Levels By Matchfunding Acquisitions, Raising $296.0 Million Of Net Equity Proceeds During 2016

During 2016, including the period subsequent to second quarter, the Company fueled its acquisition activities - and maintained its conservative leverage levels - by sourcing $171.5 million of net equity proceeds through (i) the issuance of OP units ($28.3 million) and (ii) its ATM facility ($143.2 million, of which it raised $76.3 million during second quarter and $31.6 million subsequent to quarter end).

Additionally, in April 2016, the Company completed a public offering of 3,600,000 of its common shares on a forward basis, which is expected to result in approximately $124.5 million of net proceeds to the Company. Year to date, the Company has physically settled on 867,612 of these shares, generating net proceeds of $30.0 million. The remaining settlement is expected to occur on one or more dates no later than approximately 12 months after the date of the related offering.

In the aggregate, the $296.0 million of new capital was raised at an average gross price of $34.60 per unit/share ($34.13 per unit/share net of related issuance costs).

By matchfunding acquisitions, the Company has maintained its solid, low-leveraged balance sheet. As of June 30, 2016, the Company’s net debt to EBITDA ratio for the Core Portfolio was 4.2x. Including its pro-rata share of Fund debt, the Company’s net debt to EBITDA ratio was 5.3x over the same period.

Subsequent to quarter end, the Company renewed its ATM facility with a new $250.0 million program.

During the quarter, the Company also expanded its existing $200.0 million unsecured credit facility to $300.0 million and extended the maturities of its revolving facility and term loans from 2018 and 2019 to 2020 and 2021, respectively. As of the end of the second quarter, no amounts were outstanding on the revolving facility.

Guidance

The Company reaffirms its previously-announced 2016 guidance for FFO per share of between $1.52 and $1.60 and EPS of between $0.99 and $1.07. These forecasts are before any acquisition-related costs.

Conference Call

Management will conduct a conference call on Wednesday, July 27, 2016 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:
Date:    Wednesday, July 27, 2016
Time:    12:00 PM ET
Dial#:    844-309-6711
Passcode:    “Acadia Realty” or “29376394”
Webcast (Listen-only):    www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:
Dial#:    855-859-2056
Passcode:    “29376394#”
Available Through:    Wednesday, August 3, 2016

Webcast Replay:    www.acadiarealty.com under Investors, Presentations & Events

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - core and fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 19, 2016 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations1
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
Revenues	2016	2015	2016	2015

Rental income	$ 35,186	$ 39,784	$ 73,776	$ 77,971
Interest income	7,415	3,985	12,053	7,393
Expense reimbursements	7,769	7,825	15,728	17,891
Other property income	539	642	1,834	1,311
Other income	424	925	625	1,076
Total revenues	51,333	53,161	104,016	105,642
Operating expenses
Property operating	5,105	6,196	10,642	13,927
Other operating	538	599	829	2,719
Real estate taxes	5,640	6,419	11,805	12,711
General and administrative	8,521	8,005	17,873	15,537
Depreciation and amortization	14,678	13,903	31,527	27,561
Impairment of asset	—	5,000	—	5,000
Total operating expenses	34,482	40,122	72,676	77,455

Operating income	16,851	13,039	31,340	28,187

Equity in earnings of unconsolidated affiliates	1,740	3,406	3,694	9,999
Gain on disposition of property of unconsolidated affiliates	—	17,105	—	17,105
Loss on debt extinguishment	(15)	(25)	(15)	(134)
Gain on disposition of properties	16,572	61,841	81,965	88,984
Interest expense and other finance costs	(8,882)	(9,964)	(16,920)	(18,785)
Income from continuing operations before income taxes	26,266	85,402	100,064	125,356
Income tax (provision) benefit	(111)	56	(34)	(1,361)
Net income	26,155	85,458	100,030	123,995

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations, Continued1
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income attributable to noncontrolling interests	(8,237)	(58,963)	(53,187)	(80,953)
Net income attributable to Common Shareholders	$ 17,918	$ 26,495	$ 46,843	$ 43,042

Less: Net Income attributable to participating securities	(223)	(377)	(589)	(615)
Net Income attributable to Common Shareholders - basic	$ 17,695	$ 26,118	$ 46,254	$ 42,427
Weighted average shares for basic earnings per share	72,896	68,825	71,826	68,561
Net Earnings per share - basic and diluted	$ 0.24	$ 0.38	$ 0.64	$ 0.62

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations1,3
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income attributable to Common Shareholders	$ 17,918	$ 26,495	$ 46,843	$ 43,042

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):	14,112	11,541	29,440	22,477
Impairment of asset	—	1,111	—	1,111
(Gain) loss on disposition (net of noncontrolling interests’ share):	(4,117)	(5,805)	(19,257)	(11,207)
Income attributable to noncontrolling interests’ in
Operating Partnership	1,110	1,523	2,964	2,490
Distributions - Preferred OP Units	139	6	278	12
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$ 29,162	$ 34,871	$ 60,268	$ 57,925
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units [4]	77,899	73,060	76,872	72,824
Funds from operations, per Common Share and Common OP Unit	$ 0.37	$ 0.48	$ 0.78	$ 0.80

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Operating Income to Net Property Operating Income (“NOI”)1
(dollars in thousands)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2016	2015	2016	2015

Operating income	$16,851	$13,039	$31,340	$28,187

Add back:
General and administrative	8,521	8,005	17,873	15,537
Depreciation and amortization	14,678	13,903	31,527	27,561
Impairment of asset	—	5,000	—	5,000
Less:
Interest income	(7,415)	(3,985)	(12,053)	(7,393)
Above/below market rent, straight-line rent and other adjustments	(2,366)	(2,753)	(5,879)	(3,321)

Consolidated NOI	30,269	33,209	62,808	65,571

Noncontrolling interest in NOI	(5,179)	(8,457)	(12,231)	(17,828)
Pro-rata share of NOI	25,090	24,752	50,577	47,743
Operating Partnerships’ interest in Opportunity Funds	(1,243)	(1,323)	(2,532)	(2,905)
Operating Partnerships’ share of unconsolidated joint ventures [1]	3,829	2,746	7,098	5,259
NOI - Core Portfolio	$27,676	$26,175	$55,143	$50,097

Note:
[1] Does not include share of unconsolidated joint ventures within Opportunity Funds

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets1
(dollars in thousands)

	As of
	June 30, 2016	December 31, 2015
ASSETS
Operating real estate
Land	$ 477,205	$ 514,120
Buildings and improvements	1,499,033	1,593,350
Construction in progress	24,365	19,239
	2,000,603	2,126,709
Less: accumulated depreciation	265,174	298,703
Net operating real estate	1,735,429	1,828,006
Real estate under development	647,142	609,574
Notes receivable and preferred equity investments, net	273,542	147,188
Investments in and advances to unconsolidated affiliates	284,238	173,277
Cash and cash equivalents	83,853	72,776
Cash in escrow	18,709	26,444
Restricted cash	10,840	10,840
Rents receivable, net	38,217	40,425
Deferred charges, net	23,423	22,568
Acquired lease intangibles, net	61,795	52,593
Prepaid expenses and other assets	57,852	48,628
Total assets	$ 3,235,040	$ 3,032,319

LIABILITIES
Mortgage and other notes payable, net	$ 799,264	$ 1,050,051
Unsecured notes payable, net	445,501	308,555
Distributions in excess of income from, and investments in, unconsolidated affiliates	24,013	13,244
Accounts payable and accrued expenses	38,343	38,754
Dividends and distributions payable	20,162	37,552
Acquired lease intangibles, net	37,489	31,809
Other liabilities	109,351	31,000
Total liabilities	1,474,123	1,510,965

EQUITY
Shareholders’ Equity
Common shares, $.001 par value, authorized 100,000,000 shares; issued and outstanding 74,772,581 and 70,258,415 shares, respectively	75	70
Additional paid-in capital	1,287,854	1,092,239
Accumulated other comprehensive loss	(15,220)	(4,463)
Retained earnings	22,919	12,642
Total shareholders’ equity	1,295,628	1,100,488
Noncontrolling interests	465,289	420,866
Total equity	1,760,917	1,521,354
Total liabilities and equity	$ 3,235,040	$ 3,032,319

ACADIA REALTY TRUST AND SUBSIDIARIES

Notes to Financial Highlights:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 4,400 and 3,900 OP Units into Common Shares for the quarters ended June 30, 2016 and 2015, respectively and 4,461 and 3,903 OP Units into Common Shares for the six months ended June 30, 2016 and 2015, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 427 and 25 Common Shares for the quarters ended June 30, 2016 and 2015, respectively and 428 and 25 Preferred OP Units into Common Shares for the six months ended June 30, 2016 and 2015, respectively. In addition, diluted FFO also includes the effect of 176 and 310 employee share options, restricted share units and LTIP units for the quarters ended June 30, 2016 and 2015, respectively and 157 and 335 employee share options, restricted share units and LTIP units for the six months ended June 30, 2016 and 2015, respectively.